Exhibit 10.25

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement is made as of March 2, 2004, by and between Paul English (the “Executive”) and Travel Search Company, Inc. (the “Company”).

WHEREAS, on the date hereof, the Company and certain investors (the “Investors”) have entered into a Series A Convertible Stock Purchase Agreement, whereby, among other things, the Company has agreed to sell, and the Investors have agreed to purchase, shares of the Company’s Series A Convertible Preferred Stock (the “Purchase Agreement”).

WHEREAS, it is a condition precedent to the Investors commitments under the Purchase Agreement that the Company and the Executive enter into this Agreement.

WHEREAS, the Executive’s senior managerial position requires that he be trusted with extensive confidential information and trade secrets of the Company and that he develop a thorough and comprehensive knowledge of all details of the Company’s business, including, but not limited to, information relating to research, development, inventions, purchasing, accounting, marketing, distribution and licensing of the Company’s products and services.

NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, and intending to be legally bound, the parties hereby agree as follows:

1. Position and Responsibilities. The Company agrees to employ the Executive as, and the Executive agrees to serve as, the Chief Technology Officer (“CTO”) of the Company. The Executive agrees to devote all of his business time and efforts to the performance of his duties hereunder. The Executive shall at all times report to, and his activities shall at all times be subject to the direction and control of, the Board of Directors, and the Executive shall exercise such powers and comply with and perform, faithfully and to the best of his ability, such directions and duties in relation to the business and affairs of the Company as may from time to time be vested in or reasonably requested of him.

2. Term. The parties agree that the Executive’s employment with the Company shall be for a two-year term, ending on March 2, 2006 (the “Term”). This Agreement shall be automatically renewed, and the Term shall be extended, for one year terms thereafter unless the Board of Directors, in its sole discretion, notifies the Executive that it will not renew this Agreement at least thirty (30) days before the termination of the then current Term. Notwithstanding the foregoing, the Company may terminate the employment relationship and this Agreement at any time, for any or no reason, with or without Cause (as defined below), with or without prior notice to the other party, but subject to Section 4 hereof.

3. Compensation and Benefits. As compensation for the satisfactory performance by the Executive of his duties and obligations hereunder to the Company and subject to the provisions of Section 4, the Executive shall receive:

3.1. Base Salary. The Executive’s initial salary shall be paid at a rate of $18,750 per month (the “Base Salary”) (annualized salary of $225,000). The Base Salary shall be payable in accordance with the customary payroll practices of the Company as may be established or modified from time to time. The Board of Directors in its sole discretion may adjust the Base Salary at any time. All payments shall be subject to all applicable federal, state and/or local payroll and withholding taxes.

3.2. Stock Bonus. The Executive shall be eligible to receive an annual stock bonus of shares of restricted Common Stock (the “Bonus Stock”) based upon criteria determined by the Board of Directors in their sole discretion. The number of shares of Bonus Stock that the Executive shall be eligible to receive with respect to a calendar year shall be equal to the number obtained by dividing (a) the aggregate amount of Base Salary earned by the Executive during such year, by (b) the per share fair market value of one share of the Company’s Common Stock as of the date of issuance of the Bonus Stock, as determined in good faith by the Board of Directors. All Bonus Stock shall be issued as promptly as reasonably practicable after the end of each calendar year pursuant to, and shall be subject to the terms and restrictions of, the Company’s equity incentive plan and restricted stock agreements, in each case as approved by the Board of Directors. In order to be eligible to receive Bonus Stock with respect to any calendar year, the Executive must be employed by the Company as of December 31 of such year; provided, however, that if, prior to the date of actual issuance of any Bonus Stock with respect to a calendar year, the Executive’s employment with the Company is terminated for Cause (as defined below), then the Company shall not be obligated to issue such Bonus Stock to the Executive and all rights of the Executive to such Bonus Stock shall be thereby forfeited.

3.3. Benefits. During the Executive’s employment, and subject to any contribution generally required of executives of the Company, the Executive shall be eligible to participate in all employee health and benefits plans, as may be from time to time adopted by the Company and in effect for executives of the Company in similar positions. The Executive’s participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable Company policies. In addition, the Executive shall be entitled to receive four weeks vacation, which shall be accrued and utilized in accordance with the Company’s vacation policy/practice as established and/or modified from time to time.

The Company’s plans and policies shall govern all other benefits. The Company and/or the Board of Directors may alter, modify, add to, or delete its employee benefits plans and policies at any time as the Company and/or the Board of Directors, in its or their sole judgment, determines to be appropriate.

3.4. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (i) any reasonable expense policy of the Company, as set by the Company and/or the Board of Directors from time to time and generally applicable to executives of the Company in similar positions, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Company and/or Board of Directors from time to time (the “Business Expenses”).

4. Termination of Employment. Notwithstanding the provisions of Section 2 and 3 hereof, the Executive’s employment and this Agreement shall terminate under the following circumstances:

4.1. Death or Disability. In the event of the Executive’s death or Disability (as defined herein) during the Executive’s employment hereunder, the Executive’s employment and this Agreement shall immediately and automatically terminate, and the Company shall pay to the Executive (or in the case of death, the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, his estate), any Base Salary earned but unpaid through the date of death or Disability and any accrued but unused vacation through the date of death or Disability and reimburse the Executive for Business Expenses incurred through such date. In addition, the Company shall pay the Executive, its beneficiary or its estate, as the case may be, any bonus earned by the Executive for any calendar year ending prior to the date of termination that remains unpaid (including Bonus Stock) and the pro rata portion of any bonus earned by the Executive during the then current calendar year that remains unpaid (including Bonus Stock), each in accordance with bonus plans or practices established by the Company in its sole discretion. For the purposes of this Agreement, “Disability” shall mean any physical incapacity or mental incompetence (i) as a result of which the Executive is unable to perform the essential functions of his job for an aggregate of 90 days, whether or not consecutive, during any 180-day period and the Company determines in good faith that such incapacity or incompetence is likely to continue for at least the next 30 days, and (ii) which cannot be reasonably accommodated by the Company without undue hardship.

4.2. By the Company for Cause.

(a) The Company may terminate the Executive’s employment and this Agreement for Cause at any time. Upon termination for Cause, the Company shall have no further obligation or liability to the Executive relating to the Executive’s employment or this Agreement, other than any Base Salary earned but unpaid through the date of termination, accrued but unused vacation through the date of termination and reimbursement of Business Expenses incurred through the date of termination.

(b) The following events or conditions shall constitute “Cause” for termination of the Executive’s employment and this Agreement: (i) failure or refusal of the Executive to perform his reasonably assigned duties to the Company; (ii) material breach of this Agreement, the Non-Competition Agreement (as defined in Section 6) or any other agreement between the Company and the Executive relating to the Executive’s employment; (iii) embezzlement, misappropriation of assets or property (tangible or intangible) of the Company; (iv) gross negligence, misconduct, neglect of duties, theft, dishonesty or fraud with respect to the Company, or breach of fiduciary duty to the Company; or (v) the indictment or conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre.

4.3. By the Company other than for Cause or by the Executive for Good Reason.

(a) The Company may terminate the Executive’s employment and this Agreement other than for Cause at any time. In addition, the Executive may terminate his employment and this Agreement for Good Reason (as defined below). If (i) the Company terminates the Executive’s employment and this Agreement other than for Cause or (ii) the Executive terminates his employment and this Agreement for Good Reason, the Executive will be entitled to Base Salary earned but unpaid though the date of termination, accrued but unused vacation through the date of termination, reimbursement of Business Expenses incurred through the date of termination and salary continuation at the Base Salary rate for a period of six (6) months from the termination date, to be paid in accordance with the Company’s payroll practice then in effect and reimbursement of Business Expenses incurred through such date. If the Executive elects to continue medical insurance coverage after the termination date in accordance with the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then the Company shall pay his monthly COBRA premium payments for the period of salary continuation payments or until he accepts other employment, whichever occurs first. In addition, the Company shall pay the Executive any bonus earned by the Executive for any calendar year ending prior to the date of termination that remains unpaid (including Bonus Stock) and the pro rata portion of any bonus earned by the Executive during the then current calendar year that remains unpaid (including Bonus Stock), each in accordance with bonus plans or practices established by the Company in its sole discretion. The Company shall have no other obligations to the Executive upon termination of employment other than for Cause or for Good Reason. The Company’s obligation to provide any of the amounts and benefits hereunder shall be subject to, and conditioned upon, the Executive’s execution of a full release of claims reasonably satisfactory to the Company, releasing the Company and its employees and agents from any claims arising from or related to the Executive’s employment or severance from employment with the Company, including any claims arising from this Agreement.

(b) For purposes of this Agreement, “Good Reason” shall exist upon (i) mutual written agreement by the Executive and the Board of Directors that Good Reason exists; (ii) a material violation by the Company of this Agreement that continues uncured for a period of thirty (30) days after notice thereof by the Executive; (iii) demotion of the Executive, without his prior consent, to a position that does not include significant managerial responsibilities; (iv) reduction in the Executive’s Base Salary, other than in connection with, and substantially proportionate to, a general salary reduction program that applies to the Company’s executive officers; or (v) a relocation of the Company occurring before February 26, 2006 that requires the Executive to commute to an office that is more than sixty miles away from both Norwalk, Connecticut and Waltham, Massachusetts.

4.4. By the Executive other than for Good Reason. If the Executive chooses to terminate his employment with the Company for any reason other than Good Reason, the Company shall have no further obligation or liability to the Executive relating to the Executive’s employment or this Agreement, other than (i) Base Salary earned but unpaid though the date of termination, (ii) accrued but unused vacation through the date of termination, (iii) reimbursement of Business Expenses incurred through the date of termination and (iv) any bonus earned by the Executive for any calendar year ending prior to the date of termination that remains unpaid (including Bonus Stock) in accordance with bonus plans or practices established by the Company in its sole discretion.

5. Effect of Termination. The provisions of this Section 5 shall apply in the event of termination of this Agreement and/or the Executive’s employment pursuant to Section 4.

5.1. Payment in Full. Payment by the Company to the Executive of any Base Salary and other compensation amounts as specified in Section 4 shall constitute the entire obligation of the Company to the Executive, except that nothing in this Section 5.1 is intended or shall be construed to affect the rights and obligations of the Company, on the one hand, and the Executive, on the other, with respect to any loans, stock warrants, stock pledge arrangements, option plans or other agreements to the extent said rights or obligations survive the Executive’s termination of employment under the provisions of documents relating thereto.

5.2. Termination of Benefits. Except for any right of continuation of benefits coverage to the extent provided by this Agreement and/or COBRA, or other applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans as of the termination date of the Executive’s employment.

5.3. Cessation of Severance and Benefits. If the Executive breaches his obligations under this Agreement and/or the Non-Competition Agreement, the Company may immediately cease payment of all severance and benefits described in this Agreement. The cessation of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek specific performance or an injunction.

6. Non-Competition, Nondisclosure and Developments Obligations. As a condition of the Company entering into this Agreement, the Executive agrees to execute, prior to or contemporaneous with the execution of this Agreement by the Company, the Company’s Employee Non-Competition, Nondisclosure and Developments Agreement, attached hereto as Exhibit A (the “Non-Competition Agreement”). The obligations of the Executive under the Non-Competition Agreement expressly survive any termination of the Executive’s employment, regardless of the manner of such termination, or termination of this Agreement.

7. Conflicting Agreements. The Executive hereby warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to and will not enter into any agreement, including, without limitation, any covenants against competition or similar covenants that would affect the performance of his obligations hereunder.

8. Withholding; Taxes. All payments made by the Company under this Agreement shall be subject to and reduced by any federal, state and/or local taxes or other amounts required to be withheld by the Company under any applicable law.

9. Arbitration.

9.1. The parties agree that any legal disputes arising out of or related to this Agreement, the Executive’s employment, and/or termination of employment and/or termination of this Agreement (including but not limited to claims arising under federal or state statute, contract, tort, or public policy) that may occur between the Executive and the Company, and which disputes cannot be resolved informally, will be resolved exclusively though final and binding arbitration. The parties will be precluded from raising in any other forum, including, but not limited to, any federal or state court of law, or equity, any claim which could be raised in arbitration; provided, however that nothing in this Agreement precludes the Executive from filing a charge or from participating in an administrative investigation of a charge before an appropriate government agency or the Company from initiating an arbitration over a matter covered by this Agreement. Notwithstanding the foregoing, the Executive agrees that in the event of a breach or threatened breach of this Agreement or of any agreement related to the Executive’s employment, including without limitation, the Non-Competition Agreement, the Company shall be entitled, in addition to all other rights and remedies existing in its favor, including the Company’s right to arbitrate disputes arising out of this Agreement pursuant to this paragraph, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief. Further, the Company agrees that the agreement to arbitrate does not apply to claims by the Executive for unemployment compensation or workers’ compensation benefits and/or claims brought under the Employee Retirement Income Security Act.

9.2. Each party may demand arbitration, no later than one hundred eighty (180) days after the date on which the claim arose, by submitting to the other party a written demand which states: (i) the claim asserted, (ii) the facts alleged, (iii) the applicable statute or principal of law (e.g., breach of contract) upon which the demand is based, and (iv) the remedy sought. Any response to such demand must be made, in writing, within twenty (20) days after receiving the demand, and will specifically admit or deny each factual allegation.

9.3. The arbitration shall be held in Boston, Massachusetts, and, except to the extent inconsistent with this Agreement, will be conducted in accordance with the Rules for Employment Arbitration of the American Arbitration Association (AAA), and otherwise in accordance with principles that would be applied by a court of law or equity. Each party will bear its own costs and attorney’s fees. The arbitrator will have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction. Any relief or recovery to which either party is entitled (including, but not limited to, any claim of unlawful discrimination) will be limited to that awarded by the arbitrator.

10. Miscellaneous.

10.1. Assignment. This Agreement shall inure to the benefit of the Company and shall be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns; provided, however, that (i) the Executive shall not assign this Agreement or any interest herein and (ii) the Company may not assign this Agreement to a third party without the consent of the Executive, except that no such consent shall be required if the Company assigns this Agreement to another entity in connection with a merger, consolidation, corporate reorganization, change of control or sale of all or substantially all of its assets, and it is specifically understood and agreed that no such assignment, in and of itself, shall be deemed to be a “termination” of the Executive’s employment with the Company within the meaning of Section 4 hereof.

10.2. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.3. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach by such party. This Agreement may be amended or modified only by a written instrument signed by the Executive and/or an authorized member of the Board of Directors.

10.4. Notices. Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; (b) when sent by facsimile (with acknowledgment of complete transmission), provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three (3) days after sent by certified mail, return receipt requested; or (d) one (1) day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below:

If to the Company:

Travel Search Company, Inc.

20 Marshall Street, S320

Norwalk, CT 06854

Attn: President and Board of Directors

Telecopy No.: (203) 899-3125

If to Executive:

Paul English

51 Winchester Road

Arlington, MA 02474

Telecopy No.: (781) 648-1500

Each party will be entitled to specify a different address or facsimile number for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Section 10.4.

10.5. Entire Agreement. This Agreement, the Non-Competition Agreement, the Restricted Stock Agreement, dated as of March 2, 2004, by and between the Company and the Executive, and Company’s equity incentive plan (and any option agreement or stock purchase agreement related thereto) constitute the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, written or oral, between the Executive and the Company with respect to subject matter hereof.

10.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be original and all of which together shall constitute one and the same instrument.

10.7. Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of laws provision or rule thereof.

10.8. Consent to Jurisdiction. To the extent any claim or action (i) arising out of or based upon this Agreement; (ii) arising out of or based upon the Executive’s employment with the Company and/or termination thereof; or (iii) relating to the subject matter hereof, is not subject to mandatory arbitration pursuant to paragraph 9 herein, each of the Company and the Executive, by its or his execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of Massachusetts and agrees not to commence any such claim or action other than in the above-named courts.

10.9. Key Man Life Insurance. If the Company, in its sole discretion, desires to procure “key man” insurance coveting the life of the Executive, the Executive shall cooperate with the Company in procuring such insurance and shall, at the request of the Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company to which the Company has applied for insurance. The Executive shall use the Executive’s reasonable best efforts to qualify for the standard premium category of such insurance company. The Executive shall have no interest whatsoever in any “key man” insurance policy procured by the Company.

10.10. Income Tax Treatment. The Executive and the Company acknowledge that it is the intention of the Company to deduct all amounts paid by the Company to the Executive pursuant to this Agreement, as ordinary and necessary business expenses for income tax purposes. The Executive agrees and represents that the Executive will treat all such amounts as ordinary income for income tax purposes, and should the Executive report such amounts as other than ordinary income for income tax purposes, the Executive will indemnify and hold the Company harmless from and against any and all taxes, penalties, interest, costs and expenses, including reasonable attorneys’ and accounting fees and costs, that are incurred by Company directly or indirectly as a result thereof.

10.11. Cooperation with Regard to Litigation. The Executive agrees to cooperate with the Company, during the Term and thereafter, by making himself available to testify on behalf of the Company or any affiliate of the Company, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, or any affiliate of the Company, in any such action, suit or proceeding, by providing information and meeting and consulting with the Board of Directors or its representatives or counsel, or representatives or counsel to the Company or any affiliate of the Company, as reasonably requested and at a time mutually convenient to the Executive and the Company. The Company agrees to reimburse the Executive for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

10.12. Headings. The headings and other captions in this Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Agreement.

10.13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

COMPANY

TRAVEL SEARCH COMPANY, INC.

By:	/s/ Daniel S. Hafner

Name:	Daniel S. Hafner

Title:	CEO

EXECUTIVE

/s/ Paul English
Paul English